Exhibit 10.1

SEPARATION AGREEMENT

In exchange for the promises and covenants contained herein, Vital Images, Inc. (“Company”) and Gregory Furness (“Employee”) hereby agree as follows:

1.                                       Definitions.  We intend all words used in this Separation Agreement (“Agreement”) to have their plain meanings in ordinary English.  Specific terms we use in this Agreement have the following meanings:

A.                                   Employee, as used herein, shall include the undersigned Employee and anyone who has obtained any legal rights or claims through the undersigned Employee.

B.                                     Company, as used herein, shall at all times mean Vital Images, Inc., its parent company, its subsidiaries, successors and assigns, its affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former directors, officers, employees, representatives and agents (including, without limitation, its accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to employees or former employees of Company, in their official or individual capacities.

C.                                     Employee’s Claims, as used herein, means all of the rights Employee has now to any relief of any kind from Company whether or not Employee now knows about those rights, arising out of his employment with Company, and his employment termination, including, but not limited to, claims arising under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act; the Minnesota Human Rights Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; claims under the Family Medical Leave Act; or other federal, state or local civil rights laws; claims under that certain Offer Letter dated January 30, 1997; claims under that certain Change in Control Agreement between Company and Employee dated May 11, 2000; claims for breach of contract; fraud or misrepresentation; defamation, intentional or negligent infliction of emotional distress; breach of covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices.  Excluded from Employee’s Claims are any rights or obligations Employee may have under those certain Non-Statutory Stock Option Agreements and Incentive Stock Option Agreements (collectively “Stock Option Agreements”), as set forth in Exhibit A to this Agreement.

2.                                       Separation Date.  Company and Employee mutually agreed that Employee’s last day of employment with Company shall be February 8, 2005 (“Separation Date”).

3.                                       Company’s Obligations and Separation Agreements.  In consideration for Employee’s promises contained herein, specifically including, but not limited to, the release of all claims by

Employee and Employee’s promises to refrain from disclosing confidential information and trade secrets of Company, Company agrees to pay Employee a separation payment of $105,333.28 (“Separation Payment”) which is equal to eight (8) months of Employee’s salary calculated at Employee’s regular rate of pay as of the date of this Agreement.

The above payment will be payable in a lump sum payment on the next regularly scheduled Company payroll cycle after the expiration of the Rescission Periods, as hereinafter defined.  The payment shall be direct deposited into your account on record, unless otherwise specified by you.  The payment shall be subject to federal and state withholding taxes and FICA.

A.                                   Incentive Compensation Payment.  Company shall pay Employee any earned payments for calendar year 2004 under that certain 2004 Incentive Compensation Plan.  Any payments to which Employee is entitled under the 2004 Incentive Compensation Plan shall be payable to Employee after a determination by Company that the applicable Company, team and personal performance goals have been achieved for calendar year 2004.  Any payments to which Employee is entitled under the 2004 Incentive Compensation Plan shall be paid to Employee at the same time as the Company makes payment to the other participants of the 2004 Incentive Compensation Plan, but in any event payment, if applicable, shall be made to Employee no later than March 31, 2005.  Any payment shall be subject to federal and state withholding taxes and FICA.

B.                                     Medical Insurance Benefits.  Company, pursuant to federal and state law, will provide, for a period of eighteen (18) months following the effective date of Employee’s termination (“COBRA Period”), a continuation of the group medical and dental insurance coverage previously provided to Employee by Company.  Through December 31, 2005 or the date upon which Employee becomes covered under any other group health plan (as an employee or otherwise which does not contain any exclusion or limitation with respect to any preexisting condition of such beneficiary), whichever is earlier (hereinafter “COBRA Payment Termination Date”), Company will pay Employee’s entire portion of the premium for group medical and dental insurance for coverage maintained by Employee during Employee’s employment.  After the COBRA Payment Termination Date, Employee will be required to pay for the entire amount of such benefits for the remainder of the COBRA Period should Employee elect to continue COBRA coverage.

C.                                     Outplacement.  Company will pay for 12 months of outplacement assistance provided by Right Management Consultants Executive Program as described in Exhibit B priced at $10,000.

D.                                    Non-Disparagement.  Company agrees that its senior officers, directors and management shall not disparage or defame Employee in any respect.

E.                                      Remedies.  Company acknowledges that any breach of its promise set forth in Section 3.D. will cause Employee irreparable harm for which there is no adequate remedy at law and Company therefore consents to the issuance of any injunction in favor of Employee enjoining the breach of the promise set forth in Section 3.D.

4.                                       Employee Obligations.  As material inducement to Company in entering into this Agreement and providing the consideration described in Section 3, Employee hereby agrees as follows:

A.                                   Release.  Employee agrees to release all Employee’s Claims.  Employee acknowledges that the money and promises received and to be received by Employee are in exchange for the release of Employee’s Claims.

B.                                     Covenant Not To Sue.  Employee agrees that he will not initiate any litigation to pursue claims which Employee released in this Section 4.A.  This covenant does not apply to litigation challenging the validity of this Section 4.A.  Further, Employee agrees to pay Company’s attorneys fees if Employee breaches the covenant not to sue contained in this Section 4.B.

C.                                     Company Property.  Employee will return all property belonging to Company no later than the Separation Date, whether such property is currently on or off the premises of Company, including, without limitation, any and all computer hardware or computer software, unless otherwise set forth herein.  Employee shall be allowed to retain the Company’s laptop computer issued to him after all of the Company’s confidential and proprietary information and software contained on the laptop computer has been removed from the laptop computer and returned to the Company, through the direction of the Company’s Director of Information Technology, to take place no later than                                 . Employee shall be allowed to retain the Company’s cellular telephone issued to Employee upon proof that all financial responsibility for service to the cellular telephone has been transferred directly to Employee, no later than                                        .

D.                                    Confidentiality.  Employee acknowledges and reaffirms his continuing obligations to Company pursuant to that certain Employee Patent and Confidential Information Agreement and Attachment dated February 4, 1997 by and between Employee and Company, a copy of which is attached hereto as Exhibit C to this Agreement.

E.                                      Non-Disparagement.  Employee agrees that he shall not disparage or defame Company in any respect.

F.                                      Cooperation.  Employee agrees to cooperate fully with Company and assist Company through the Separation Date with the Company’s reasonable requests of Employee, including without limitation, providing Company with requested information related to Employee’s performance of his job duties as Chief Financial Officer and assisting Company in its compliance with Section 404 of the Sarbanes Oxley Act of 2002.

G.                                     Expense Reimbursement.  Employee shall have until February 15, 2005 to submit Employee’s last expense report.  Company reserves its rights to review and deny payment on any expenses submitted by Employee that do not comply with Company policies and procedures regarding expense reimbursement.

H.                                    Remedies.  Employee acknowledges that any breach of any of the promises set forth in Sections 4.C, 4.D. and 4.E will cause Company irreparable harm for which there is no adequate remedy at law and Employee therefore consents to the issuance of any injunction in favor of Company enjoining the breach of any of those promises by any court of competent jurisdiction.  If any promise made by Employee in this Section 4 should be held to be unenforceable because of its scope or duration, or the area or subject matter covered thereby, Employee agrees that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter or area of that promise to the extent that allows the maximum scope, duration, subject matter or area permitted by applicable law.  Employee further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to Company.

5.                                       Employee’s Understandings. Employee acknowledges and represents that:

A.                                   Employee understands that he has the right to consult with an attorney regarding the meaning and effect of this Agreement.

B.                                     Employee also understands that he has a period of at least twenty-one (21) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether or not to sign this Agreement and that, having been advised of that entitlement, he may elect to sign this Agreement between February 8, 2005 and February 15, 2005, which is more than twenty-one (21) calendar days from the date on which he received an unsigned copy of this Agreement.  Any revisions to this Agreement after January 11, 2005 shall not alter Employee’s twenty-one (21) calendar days in which to consider whether or not to sign this Agreement.

C.                                     Employee understands that he may rescind (that is, cancel) within seven (7) calendar days of signing the Agreement the provisions of Section 4.A. of this Agreement with respect to claims arising under the Age Discrimination in Employment Act (“ADEA Rescission Period”) and that he may rescind within fifteen (15) calendar days of signing the Agreement the provisions of Section 4.A. of this Agreement with respect to claims arising under the Minnesota Human Rights Act (“MHRA Rescission Period”) (collectively, “Rescission Periods”).  To be effective, rescission must be in writing, delivered to Company at 3300 Fernbrook Lane North, Suite 200, Plymouth, MN  55447, ATTN:  Cindy Edwards, within the applicable rescission period, or sent to Company, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

6.                                       Disclosure of Terms and Conditions of Agreement.  Company retains the right to disclose the terms and conditions of this Agreement, including without limitation, payment of severance, to third parties, as required by applicable law.

7.                                       Cancellation of Agreement By Company.  If Employee exercises his right of rescission under Section 5.C. of this Agreement, Company will have the right, exercisable by written notice delivered to Employee, to terminate this Agreement in its entirety, in which event Company will have no obligation whatsoever to Employee hereunder.  If Employee exercises his right of rescission under Section 5.C. of this Agreement, and Company does not exercise its right to terminate this Agreement hereunder, the remaining provisions of this Agreement (including specifically the remaining provisions of Section 4 of this Agreement) shall remain valid and continue in full force and effect.

8.                                       Performance By Employee.  Nothing contained herein shall operate as a waiver or an election of remedies by Company should Employee fail to perform any duty or obligation imposed upon him hereunder.  Notwithstanding anything contained herein to the contrary, this Agreement and the duties and obligations of Employee hereunder shall continue in full force and effect irrespective of any violation of any term or provision of this Agreement by Employee.

9.                                       No Admission Of Liability.  The parties agree that this Agreement shall not be considered an admission of liability by Company.  Company expressly denies that it is in any way liable to Employee or that it has engaged in any wrongdoing with respect to Employee.

10.                                 Employee Acknowledgments.  Employee acknowledges and represents that:  (a) he has read this Agreement and understands its consequences; (b) he has received adequate opportunity to read and consider this Agreement; (c) he has determined to execute this Agreement of his own free will and acknowledges that he has not relied upon any statements or explanations made by Company regarding this Agreement; and (d) the promises of Company made in this Agreement constitute fair and adequate consideration for the promises, releases and agreements made by Employee in this Agreement.

11.                                 Entire Agreement.  This Agreement, including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between Company and Employee and supersedes and cancels any and all other agreements, whether oral or in writing, between Company and Employee with respect to the matters referred to herein, including without limitation, the termination of that certain Offer Letter dated January 30, 1997 and that certain Change in Control Agreement dated May 11, 2000.

12.                                 Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

13.                                 Effective Date.  This Agreement was originally offered to Employee on or about January 11, 2005.  Employee shall have until the close of business on February 15, 2005 to accept this Agreement but in no event can Employee accept the Agreement prior to February 8, 2005.  If Employee desires to accept this Agreement, Employee shall execute the Agreement between February 8, 2005 and February 15, 2005 and return the same to Company at the address set forth in Section 4.C. hereof.  If Employee does not so accept this Agreement, this Agreement, and the offer contained herein, shall be null and void as of the close of business on February 15 2005.

14.                                 Counterparts.  This Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party.  Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.

VITAL IMAGES, INC.

Dated:	02/07/05	By:	/s/ Jay D. Miller
			Its:	CEO

Dated:	02.14/05		/s/ Gregory S. Furness
Gregory Furness

Exhibit A

1.                                       Incentive Stock Option Agreement dated February 5, 2004.

2.                                       Non-Statutory Stock Option Agreement dated February 5, 2004.

3.                                       Incentive Stock Option Agreement dated February 6, 2003.

4.                                       Non-Statutory Stock Option Agreement dated February 6, 2003.

5.                                       Incentive Stock Option Agreement dated March 12, 2002.

6.                                       Non-Statutory Stock Option Agreement dated March 12, 2002.

7.                                       Incentive Stock Option Agreement dated February 8, 2001.

8.                                       Non-Statutory Stock Option Agreement dated February 8, 2001.

9.                                       Incentive Stock Option Agreement dated May 11, 2000.

10.                                 Non-Statutory Stock Option Agreement dated May 11, 2000.

11.                                 Incentive Stock Option Agreement dated May 12, 1999.

12.                                 Incentive Stock Option Agreement dated August 7, 1998.

13.                                 Incentive Stock Option Agreement dated February 24, 1998.

14.                                 Incentive Stock Option Agreement dated May 20, 1997.

EXHIBIT B

CAREER SERVICES

EXECUTIVE SERVICE Access: 12 months

Executive Service is a flexible program designed to help executives plan and implement a career strategy, assess opportunities, and successfully redeploy professional expertise and skills to achieve their career goals as quickly as possible.

Consulting

•                                          Career Consulting: Access to Career Management Consultants for guidance and advice during the job search process.  Includes the determination of short- and long-term career objectives and an implementation plan for a focused campaign.

•                                          Spouse/Partner Consulting: Limited adult family support in consulting process, if required.

•                                          Leadership Development: Assessments to help the candidate identify and develop skills to position himself or herself for success in the next job.

Logistics & Support

•                  Professional Environment and Support Services: Scheduled work space; long distance telephone and fax services; voicemail; resumé design and production; stationery and envelopes; word processing; mailing; access to copiers and personal computers.

Learning Center

•                                          Career Assessment: An effective change process begins with the examination of motivators, strengths, interests and values.  This module demonstrates how to identify ideal job and work environments including occupational options and industries to consider.  Equipped with this knowledge, participants can develop an articulate presentation statement.

•                                          Resumé Development: An overview of the elements needed to produce a professional resume including the purpose of the resume and reasons for using different resume formats.  Discusses resume options as well as resume supplements and professional reference listings.

•                                          Self-Marketing: This module demonstrates the power of planning to target best-fit opportunities.  Candidates learn to distinguish between proactive and reactive search strategies.  Examines traditional job search methods, including executive recruiters, job ads and postings, and career fairs will be examined.  Also reviews non-traditional options such as executive temporary and interim assignments.

•                                          Networking Strategies: Building a network of strategic contacts is essential to moving the job campaign forward.  This module explains the fundamentals involved in building this network.  It focuses on pre-meeting planning and conducting productive information and referral meetings.

•                                          Interviewing Strategies: Explores the dynamics of the interview process, various interviewing styles and selection techniques.  Participants learn to practice for the interview, anticipate sensitive and difficult questions, and formulate responses.

•                                          Negotiating Strategies: This session explores the various techniques for effective negotiating.  Examines verbal and non-verbal protocols during the negotiation process in addition to the interviewer/interviewee roles.  Candidates review the techniques for negotiating a mutually beneficial agreement with the potential employer.

•                  Enrichment: Special events held in the Learning Center.  They differ from month-to-month and office-to-office.  Offices typically offer some regularly (i.e. financial planning, career mapping, etc.) and some as needed (i.e. entrepreneurship, consulting networking, work/life balance, leadership, executive recruiters, working in the not-for-profit sector, etc).

Job Search Communications

•                                          Research and Intelligence Resources: Advice and guidance from the Marketplace Resource Consultant on how to effectively use online databases and printed materials to gather information on industry trends, company performance, wage/salary surveys, and executive backgrounds.

•                                          Right-from-Home™:  Our proprietary website features complete access to assessments, online consulting, eLearning modules, targeted market and job search links.  Candidates have access to Right’s proprietary job bank to reach advertised positions.  Also, they can apply, online, to various vocational sites.  This service is accessible from any computer with an Internet connection.  Candidates also have access to Right’s alumni website upon program completion.

RIGHT
MANAGEMENT CONSULTANTS

MANAGING THE HUMAN SIDE OF CHANGE

Bio-Vascular, Inc.

EXHIBIT C

EMPLOYEE PATENT AND
CONFIDENTIAL INFORMATION AGREEMENT
AND ATTACHMENT

In consideration of my employment by BIO-VASCULAR, INC., its successors and assigns, hereinafter referred to as the Company, and in consideration of the payment of salary or wages during the continuance of such employment, I hereby agree:

1.                                       I shall, both during my employment and after termination, hold in a confidential capacity any proprietary or financial information, and will not disclose to anyone else, any and all information which I now have or may acquire respecting confidential activities of the Company.

2.                                       I will disclose promptly and fully in writing to the Company, or its nominee, all inventions, improvements, or discoveries, whether patentable or unpatentable, made or conceived by me during the period of my employment, either solely or jointly with others, either in the course of such employment or with the use of the Company’s time, material, or facilities, or directly related to the business of the Company.  I will assign to the Company all right, title, and interest in and to all such inventions, improvements, or discoveries, and in and to any patents resulting therefrom.  SEE ATTACHMENT.

3.                                       I will assist the Company at its expense during and subsequent to my employment in every proper way: (a) to obtain for its own benefit patents for such inventions in any and all countries, and (b) in any controversy or legal proceeding relating to such inventions, improvements, or discoveries, or to the patents resulting therefrom.

4.                                       I will not use or disclose, directly or indirectly, to any unauthorized person without prior written permission to the Company at any time during or subsequent to my employment, any knowledge which I acquire respecting the Company’s inventions, technical information, designs, methods, trade secrets, customers, contracts, bids, or other confidential information acquired in connection with my employment.

5.                                       I hereby recognize that the Company now has and hereafter shall have and retain the exclusive right in any and all trademarks, trade names, product names, character names and advertising material either belonging to, prepared for or used by any of them, whether or not originated, prepared, published or produced in whole or in part by me, and I shall not at any time claim any right, title or interest in any thereof.

6.                                       Upon leaving the employment of the Company, I will return to the Company, all written and graphical material; any copies, abstracts, or summaries of any papers or documents, tools and equipment (other than that owned by me) in my possession or under my control relating to the business of the Company.

7.                                       All inventions, improvements, or discoveries claimed to have been made or conceived by me during the first year following the termination of my employment by the Company and related to the Company’s business shall be presumed to have been made or conceived during the period of employment and shall be subject to the provisions of this Agreement unless I can establish the contrary to the reasonable satisfaction of the Company or of a court of competent jurisdiction.

8.                                       I represent that, except as stated on the reverse of this Agreement, I have no presently effective agreements with or obligations to others in conflict with the foregoing.  I have listed on the reverse of this Agreement all inventions, improvements, discoveries, and patents heretofore made, conceived, or acquired by me in which I have any right or interest.  I hereby waive any and all rights which I may have relating to technical information, inventions, and discoveries, except those rights based upon valid patents listed on the reverse hereof.

9.                                       In the event any provisions of this Agreement shall be held invalid by a court of law, it shall be considered to be severable; and all other provisions shall continue in full force and effect.

The provisions of this Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives or assigns.

WITNESSED:	AGREED TO:

/s/ Gregory S. Furness
Employee

February 4, 1997
Date

ACCEPTED AND AGREED TO:
BIO-VASCULAR, INC.

By

ATTACHMENT TO EMPLOYEE PATENT
AND CONFIDENTIAL INFORMATION AGREEMENT

NOTICE TO EMPLOYEE

This NOTICE is given to the Employee pursuant to Minnesota Statutes Annotated, 181.78 to further define paragraph 2 of the Agreement.

The Agreement of the Employee to assign all invention rights to the Company does not apply to an invention which no equipment, supplies, facility or trade secret information of the Employee’s own time, and (1) which does not relate (a) directly to the business of the Company; or (b) to the Company’s actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by the Employee for the Company.

A copy of this Notice will be given to Employee upon request.

I have read and understand this NOTICE:

/s/ Gregory S. Furness
EMPLOYEE